Exhibit 99.1

Bank of the James Financial Group, Inc. announces results for 1st Quarter 2004

Lynchburg Va., April 20, 2004.

Bank of the James Financial Group, Inc. (OTCBB:BOJF) (quarterly consolidated results unaudited) reported today total net income after tax of $341,000 or $0.34 per basic share for the quarter ending March 31, 2004 compared to net income of $305,000 or $0.33 per basic share for the same period a year ago. Earnings per share amounts for 2004 reflect the 10% stock dividend paid by the company during January, 2004. Return on average assets and return on average equity for the quarter ended March 31, 2004 were 0.93% and 11.89% respectively.

Net interest income for the quarter ended March 31, 2004 was $1,575,000 as compared to net interest income of $1,232,000 in the same quarter of 2003, an increase of 27.8%. The increase in net interest income is attributable to an increase in average interest earning assets from $106,369,000 in the first quarter 2003 to $139,569,000 or 31.2% for the same period in 2004. Interest earning assets are composed primarily of loans and investments. Despite similar growth in average interest bearing liabilities from $88,760,000 in the first quarter 2003 to $120,597,000 or 35.9% in the first quarter 2004, overall net interest expense decreased as the result of an effort to lower the concentration in certificates of deposit and reallocate the funds to low cost savings accounts.

The net interest margin decreased slightly to 4.53% in the first quarter of 2004 from 4.65% in the same period a year ago. The average rate on earning assets decreased 81 basis points from 7.01% in the first quarter of 2003 to 6.20% in the first quarter of 2004 and the average rate on interest-bearing liabilities decreased 69 basis points from 2.42% in the first quarter of 2003 to 1.73% in the first quarter of 2004.

Total assets as of March 31, 2004 were $158,505,000 compared to $145,011,000 at the end of 2003, an increase of $13,494,000 or 9.3%. The increase is attributable to deposit growth from $133,485,000 for the period ended December 31, 2003 to $143,858,000 at the end of the first quarter, 2004, for an increase of 7.8%

Loans, net of unearned income and loan loss provision, increased from $114,603,000 as of December 31, 2003 to $118,974,000 as of March 31, 2004, an increase of 3.8%. The loan loss provision of $1,507,000 represented 1.25% of total loans at the end of the first quarter, 2004. Management deems this provision to be adequate.

Bank of the James, the sole subsidiary of Bank of the James Financial Group, Inc., currently operates four full service locations as well as a mortgage division in the Lynchburg, Virginia area. Bank of the James Financial Group, Inc. common stock is quoted on the Over The Counter Bulletin Board under the symbol “BOJF” (some web sites require BOJF.OB to quote).

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Cautionary Statement Regarding Forward-Looking Statements

This press release report contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group, Inc. (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to competition, general economic conditions, potential changes in interest rates, and changes in the value of real estate securing loans made by the Bank. Additional information is contained in the Company’s filings with the Securities and Exchange Commission and previously filed by Bank of the James (predecessor of the Company) with the Federal Reserve Board concerning factors that could cause actual results to materially differ from those in the forward-looking statements.

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Bank of the James Financial Group, Inc.

(000’s) except ratios and percent data

audited

Selected Data:	Three months ending Mar 31, 2004	Three months ending Mar 31, 2003	Change	Year to date Mar 31, 2004	Year to date Mar 31, 2003	Change
Interest income	$2,159	$1,839	17.40%	$2,159	$1,839	17.40%
Interest expense	584	607	-3.79%	584	607	-3.79%
Net Interest income	1,575	1,232	27.84%	1,575	1,232	27.84%
Provision for loan losses	77	208	-62.98%	77	208	-62.98%
Noninterest income	290	385	-24.68%	290	385	-24.68%
Noninterest expense	1,268	937	35.33%	1,268	937	35.33%
Income taxes	179	167	7.19%	179	167	7.19%
Net income	341	305	11.80%	341	305	11.80%
Weighted Average Shares Outstanding	1,002,514	935,630	7.15%	1,002,514	935,630	7.15%
Basic net income per share *	$0.34	$0.33	$0.01	$0.34	$0.33	$0.01
Fully diluted net income per share	$0.31	$0.32	$(0.01)	$0.31	$0.32	$(0.01)

Balance Sheet at period end:	Mar 31, 2004	Dec 31, 2003	Change	Mar 31, 2003	Dec 31, 2002	Change
Loans, net	$118,974	$114,603	3.81%	$95,110	$85,750	10.92%
Total securities	16,547	14,956	10.64%	11,781	16,478	-28.50%
Total deposits	143,858	133,485	7.77%	105,901	103,509	2.31%
Stockholders’ equity	11,711	11,309	3.55%	10,244	9,973	2.72%
Total assets	158,505	145,011	9.31%	118,560	114,071	3.94%
Shares Outstanding	1,029,267	935,630	93,637	935,630	935,630	—
Book value per share	11.38	12.09	(0.71)	10.95	10.66	$0.29

Daily averages:	Three months ending Mar 31, 2004	Three months ending Mar 31, 2003	Change	Year to date Mar 31, 2004	Year to date Mar 31, 2003	Change
Loans, net	$116,459	$90,452	28.75%	$116,459	$90,452	28.75%
Total securities	14,423	13,425	7.43%	14,423	13,425	7.43%
Total deposits	135,080	99,980	35.11%	135,080	99,980	35.11%
Stockholders’ equity	11,504	10,221	12.55%	11,504	10,221	12.55%
Interest earning assets	139,569	106,369	31.21%	139,569	106,369	31.21%
Interest bearing liabilities	120,597	88,760	35.87%	120,597	88,760	35.87%
Total Assets	147,508	112,485	31.14%	147,508	112,485	31.14%

Financial Ratios:	Three months ending Mar 31, 2004	Three months ending Mar 31, 2003	Change	Year to date Mar 31, 2004	Year to date Mar 31, 2003	Change
Return on average assets	0.93%	1.09%	(0.16)	0.93%	1.09%	(0.16)
Return on average equity	11.89%	11.97%	(0.08)	11.89%	11.97%	(0.08)
Net Interest Margin	4.53%	4.65%	(0.12)	4.53%	4.65%	(0.12)
Efficiency ratio	67.99%	57.95%	10.04	67.99%	57.95%	10.04
Average Equity to average assets	7.80%	9.09%	(1.29)	7.80%	9.09%	(1.29)

Allowance for loan losses:	Three months ending Mar 31, 2004	Three months ending Mar 31, 2003	Change	Year to date Mar 31, 2004	Year to date Mar 31, 2003	Change
Beginning balance	$1,451	$1,081	34.23%	$1,451	$1,081	34.23%
Provision for losses	77	208	-62.98%	77	208	-62.98%
Charge-offs	(63)	(91)	-30.77%	(63)	(91)	-30.77%
Recoveries	42	10	320.00%	42	10	320.00%
Ending balance	1,507	1,208	24.75%	1,507	1,208	24.75%

Nonperforming assets:	Mar 31, 2004	Dec 31, 2003	Change	Mar 31, 2003	Dec 31, 2002	Change
Nonaccrual loans	38	85	-55.29%	22	42	-47.62%
Restructured loans	none	none	—	none	none	—
Total nonperforming loans	38	85	-55.29%	22	42	-47.62%
Other real estate owned	none	none	—	none	none	—
Total nonperforming assets	38	85	-55.29%	22	42	-47.62%

Asset quality ratios:	Mar 31, 2004	Dec 31, 2003	Change	Mar 31, 2003	Dec 31, 2002	Change
Nonperforming loans to total loans	0.03%	0.07%	(0.04)	0.02%	0.05%	(0.03)
Allowance for loan losses to total loans	1.25%	1.25%	0.00	1.25%	1.24%	0.01
Allowance for loan losses to nonperforming loans	3965.79%	1707.06%	2,258.73	5490.91%	2573.81%	2,917.10

*	Basic EPS is calculated using the average shares outstanding for the period. Average shares outstanding increased in the 1st qtr 2004 due to the effects of the 10% stock dividend paid on 1/27/04.